UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER

SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number:  000-50452

New Wave Windmills Corp.

(Exact name of registrant as specified in its charter)

121 South Gordon Road, Navarro Isle

Fort Lauderdale, Florida  33310

(954) 581-4260

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices

Common Stock, no par value

(Title of each class of securities covered by this Form

None

(Titles of all other classes of securities for which a

duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)

☐

Rule 12g-4(a)(1)(ii)

☐

Rule 12g-4(a)(2)(i)

☐

Rule 12g-4(a)(2)(ii)

☒

Rule 12h-3(b)(1)(i)

☐

Rule 12h-3(b)(1)(ii)

☐

Rule 12h-3(b)(2)(i)

☐

Rule 12h-3(b)(2)(ii)

☐

Rule 15d-6

☐

Approximate number of holders of record as of the certification or notice date:   1,100, of which fewer than 500 are residents of the United States

Pursuant to the requirements of the Securities Exchange Act of 1934, NEW WAVE WINDMILLS CORP. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

NEW WAVE WINDMILLS CORP.

Date:  August 2, 2004

By:

Harold J. Pareti

Harold J. Pareti,

President